Ex-23.b

Allianz Life Insurance Company of New York

Stewart Gregg

Senior Securities Counsel

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Telephone: 763-765-2913

May 6, 2014

Board of Directors

Allianz Life Insurance Company of North America

5701 Golden Hills Drive

Minneapolis, MN 55416

Re:	Opinion and Consent of Counsel

Allianz Life Insurance Company of New York

Allianz Life of NY Variable Account C

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Pre-Effective Amendment No. 2 to the Registration Statements on Form N-4 and S-1 for the Individual Deferred Variable Annuity Contracts to be issued by Allianz Life Insurance Company of New York and its separate account, Allianz Life of NY Variable Account C File Nos. 333-192949 & 333-192948.

I am of the following opinions:

1.	Allianz Life of NY Variable Account C is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.	Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference to me and to this opinion under the caption “Legal Opinions” contained in the Statement of Additional Information which form a part of the Registration Statement.

Sincerely,

Allianz Life Insurance Company of New York

By:	/s/ Stewart D. Gregg
Stewart D. Gregg